EXHIBIT 8.0


                                                                  EXECUTION COPY



                                VOTING AGREEMENT

     Voting Agreement, dated as of March 8, 2002 (this "Agreement"), by and among AOL Time Warner Inc. ("AOLTW"), Banco Itau S.A., Banco Itau S.A.--Cayman Branch and Itau Bank Limited (each, an "Stockholder" and collectively, the "Stockholders").

     WHEREAS, America Online Latin America, Inc., a Delaware corporation ("Company") and AOLTW have, contemporaneously with the execution and delivery of this Agreement, entered into a Note Purchase Agreement dated as of March 8, 2002 (the "Note Purchase Agreement") providing for the purchase by AOLTW or its assigns of an aggregate principal amount of up to $160 million of the Company's 11% Senior Convertible Notes due 2007 pursuant to the terms and conditions thereof (capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Note Purchase Agreement);

     WHEREAS, in connection with the Note Purchase Agreement, AOLTW, America Online, Inc., Aspen Investments LLC and Atlantis Investments LLC have, contemporaneously with the execution and delivery of this Agreement, entered into a Voting Agreement, dated as of March 8, 2002, a copy of which has been made available to the Stockholders.

     Now, therefore, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Note Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, each of the Stockholders agree as follows:

                   ARTICLE I: REPRESENTATIONS AND WARRANTIES

     1.1 Voting Control. The number of shares of capital stock of the Company to which each Stockholder has power to instruct the voting thereof (pursuant to, and subject to the terms and conditions of, the repurchase transactions and related documentation described in the Schedule 13D and the amendments thereto under the Exchange Act filed by the Stockholders (the "Repos") as of the date hereof (collectively, the "Shares"; together with all of the capital stock of the Company to which such Stockholder acquires voting power after the date hereof, the "Subject Shares") is set forth opposite such Stockholder's name on Exhibit A. Each Stockholder has the power to instruct the voting of the applicable Shares pursuant to, and subject to the terms and conditions of, the Repos, free and clear of all liens, encumbrances, options, rights of first refusal and other similar rights and restrictions, in each case, other than as set forth under this Agreement, the Itau Stockholder Agreement and the Repos.

     1.2 Power; Authority; Validity of Agreement. Each party hereto represents and warrants to the other parties that (a) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (b) this Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, except as the enforceability thereof may be limited by (x) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (y) general principles of equity (whether considered in a proceeding in equity or at law) and (c) the execution, delivery and performance by such party of this Agreement does not and will not (i) require such party to obtain any consent or approval from any Governmental Authority or third-party (other than any consent or approval or action under the Repos) or (ii) conflict with such party's organizational documents.

                          ARTICLE II: VOTING OF SHARES

     2.1 Voting Obligations. Subject to the satisfaction (or waiver in writing by the applicable Stockholders) of each of the conditions set forth in Section 2.2, and, so long as no default has occurred and is continuing under any of the Repos, each Stockholder shall: (a) instruct (and use reasonable efforts to employ any rights it has under the Repos to cause) the holders of record of any applicable Subject Shares on any applicable record date (the "Record Holder") to appear, in person or by proxy, so that all the applicable Subject Shares are counted for the purpose of obtaining a quorum at a meeting of shareholders of the Company (currently contemplated to be the Company's annual meeting of shareholders for the year 2002), and at any adjournment or adjournments thereof, at which (i) a proposal to approve and adopt the Amendment to Restated Certificate of Incorporation of the Company attached hereto as Attachment 1 (the "Charter Amendments"), (ii) a proposal to approve (t) the issuance of the Initial Notes under the Note Purchase Agreement, (u) the issuance of PIK Notes or Applicable Shares as interest on the Notes in accordance with the terms of the Notes, (v) the issuance of any shares of capital stock of the Company pursuant to the conversion of the Notes or the conversion or redemption of the Applicable Shares in accordance their respective terms, (w) the issuance of Class A Common Stock pursuant to the conversion of Class B Common Stock in accordance with its terms (x) the issuance of capital stock of the Company as dividends on the Series F Preferred Stock and the Series B Preferred Stock in accordance with the terms of such securities, (y) the adjustment of the conversion price of the Notes pursuant to the anti-dilution provisions of the Notes, in the case of each of clauses (t) through (y), in accordance with the terms contemplated by the Note Purchase Agreement and the Notes, and (z) any other term or provision of the Note Purchase Agreement, Notes, Charter Amendments, Certificate of Designation that would require shareholder approval under Rule 4350 of the Marketplace Rules of the Nasdaq Stock Market to be effective and (iii) the filing of a Certificate of Elimination in respect of the Series F Preferred Stock after the filing of the Charter Amendments (the matters described in the foregoing clauses, (i) through (iii), the "Covered Matters") and (b) instruct (and use reasonable efforts to employ any rights it has under the Repos to cause) the Record Holder to vote, in person or by proxy, all of such Stockholder's Subject Shares in favor of each of the Covered Matters (it being understood by the parties hereto that, in accordance with the terms of the Repos, the Stockholders will require at least eight (8) Business Days' notice to the vote on any Covered Matter in order to so instruct the Record Holders of the Shares with respect to any action, document, meeting or vote contemplated by clauses (a) and (b) of this Section 2.1). In the event that any Subject Shares of any Stockholder are not subject to a Repo, subject to the satisfaction (or waiver in writing by such Stockholder) of each of the conditions set forth in
Section 2.2, such Stockholder agrees to appear, in person or by proxy, with and vote such Subject Shares as provided above.

     2.2 Conditions to Voting Obligations. The obligations of each Stockholder under Section 2.1 of this Agreement are subject to the fulfillment (or waiver in writing by such Stockholder) of each of the following conditions at the time any shareholder action on any of the Covered Matters is otherwise to be taken: (a) any governmental approvals (other than filings and the expiration of any waiting period under the HSR Act) necessary to permit the filing of the Charter Amendments and the consummation of the transactions contemplated by the Note Purchase Agreement and the Notes shall have been duly obtained and shall be in full force and effect; (b) no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision (whether temporary or permanent) preventing or challenging the Covered Matters or the filing of the Charter Amendments or the consummation of the transactions contemplated by the Note Purchase Agreement, the Notes or this Agreement shall be in effect, nor shall any proceeding have been brought or threatened in writing by a Governmental Authority seeking any of the foregoing; (c) no Federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits or restricts the Covered Matters or the filing of the Charter Amendments or the consummation of the transactions contemplated by the Note Purchase Agreement, the Notes or this Agreement; (d) Aspen Investments LLC and Atlantis Investments LLC shall have executed and delivered the Other Voting Agreement, such agreement shall be in full force and effect and such shareholders shall have approved or be approving the Covered Matters contemporaneously with the approvals of the Covered Matters hereunder; (e) no amendment or modification or waiver of the terms of the Charter Amendments, the Note Purchase Agreement or the Notes shall have occurred (i) which relates to the economic terms of the transactions contemplated hereby or (ii) which in any other case is material and adverse to such Stockholder or the holders of shares of Class A Common Stock (in either case directly or through their interest in the Company), and no default by any party thereto that is material and adverse to such Stockholder or the holders of shares of Class A Common Stock (in either case directly or through their interest in the Company) shall have occurred; (f) no actions, suits or proceedings by or before any Governmental Authority shall be pending or threatened by a Governmental Authority against or affecting the Stockholders (or their officers, directors, employees, controlling persons or affiliates) with respect to the Charter Amendments, the Note Purchase Agreement, the Notes, this Agreement or any of the transactions contemplated hereby and thereby; and (g) the delivery of the Fairness Opinion to the Special Committee of the Board of Directors of the Company. For purposes of this Section 2.2, "threatened" means that one or more relevant parties have been advised by an authorized person of a Governmental Authority that such Governmental Authority intends to proceed with an administrative or legal action, suit or proceeding.

     2.3 Transfer of Ownership of Control. In the event that any Stockholder intends to hereafter transfer ownership or voting control (including through any amendment to the Repos) of any of the applicable Subject Shares owned of record and/or beneficially by such Stockholder to a Person that is not then a Stockholder, as a condition to the effectiveness of such transfer, such Stockholder shall cause the transferee to agree, by executing and delivering to the other parties hereto a joinder agreement in form and substance reasonably satisfactory to each of the Stockholders, to become a party to this Agreement from and after the time such transfer is effected; provided that no Stockholder will be restricted from amending any existing Repos or entering into new Repo transactions substantially similar to its existing Repos, so long as such Stockholder retains the right to control the voting of the Subject Shares subject thereto on terms substantially similar to the existing Repos.

                           ARTICLE III: MISCELLANEOUS

     3.1 Enforcement of Agreement. The parties hereto agree that immediate, substantial and irreparable harm for which monetary damages will be inadequate will occur in the event that any of the provisions of this Agreement are not performed in accordance with its terms by another party hereto or this Agreement is otherwise breached by another party hereto. Accordingly, it is agreed that each of the Stockholders hereto will be entitled, in addition to any other remedy to which such party is entitled at law or in equity, to (a) an injunction or injunctions to prevent breaches or continuing breaches of this Agreement by any other Stockholder and (b) an order of specific performance of the provisions hereof. Notwithstanding the foregoing, none of the Stockholders (and none of their officers, directors, employees, controlling persons or affiliates) shall be liable to any other party hereto, the Company or any other person for failure of the Record Holders to appear at the meeting of shareholders of the Company or vote on any of the Covered Matters in accordance with the instructions provided by the Stockholders; so long as the ability to instruct the Record Holders to vote in accordance with the terms of the Repos shall not be limited through the amendment, waiver or other modification of the terms of such Repos and the Stockholders shall have used their reasonable efforts to cause such Record Holders to so appear and vote.

     3.2 Several Obligations. The obligations of the Stockholders hereunder shall be "several" and not "joint" or "joint and several." Without limiting the generality of the foregoing, under no circumstances shall any Stockholder have any liability or obligation with respect to any misrepresentation or breach of covenant or agreement of any other Stockholder.

     3.3 Termination. This Agreement shall terminate and be of no further force and effect, and all obligations of the parties hereunder shall cease, upon the earlier to occur of (a) a determination not to seek the Charter Amendments and a termination of the Note Purchase Agreement and (b) September 25, 2002.

     3.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, Delaware law, regardless of any law that might otherwise govern under applicable principles of conflicts of law.

     3.5 Miscellaneous. As used herein, the term "affiliate" when used with respect to the Stockholders shall have the meaning ascribed to such term in the Note Purchase Agreement, but shall exclude the Company to the extent it might be deemed an affiliate.




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                                        4

     IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date set forth in the first paragraph hereof.



                                       AOL TIME WARNER INC.



                                       By: /s/ Raymond G. Murphy
                                               Name:  Raymond G. Murphy
                                               Title: Vice President
                                                        and Treasurer



                                       BANCO ITAU S.A.



                                       By: /s/ Milton Luis Ubach Monteiro
                                               Name:  Milton Luis Ubach Monteiro
                                               Title: Executive Vice President

                                       and



                                       By: /s/ Marco Antonio Antunes
                                               Name:  Marco Antonio Antunes
                                               Title: Manager Director



                                       BANCO ITAU S.A. - CAYMAN BRANCH



                                       By: /s/ Milton Luis Ubach Monteiro
                                               Name:  Milton Luis Ubach Monteiro
                                               Title: Executive Vice President

                                       and



                                       By: /s/ Marco Antonio Antunes
                                               Name:  Marco Antonio Antunes
                                               Title: Manager Director


                                       ITAU BANK LIMITED



                                       By: /s/ Henri Penchas
                                               Name:  Henri Penchas
                                               Title: Director

                                       and



                                       By: /s/ Milton Luis Ubach Monteiro
                                               Name:  Milton Luis Ubach Monteiro
                                               Title: Director


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                                                                       EXHIBIT A



       Shares of the Company over which the Stockholders have Voting Power
      --------------------------------------------------------------------



------------------------------------- ------------------------------------------
Stockholder                            Shares of the Company
------------------------------------- ------------------------------------------
------------------------------------- ------------------------------------------
Banco Itau S.A.                        23,775,000 Shares of Class A Common Stock
------------------------------------- ------------------------------------------
------------------------------------- ------------------------------------------
Banco Itau S.A.--Cayman Branch          4,237,840 Shares of Class A Common Stock
------------------------------------- ------------------------------------------
------------------------------------- ------------------------------------------
Itau Bank Limited                       7,925,000 Shares of Class A Common Stock
------------------------------------- ------------------------------------------

                                                                    Attachment 1



               Amendment to Restated Certificate of Incorporation
               --------------------------------------------------